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                                   EXHIBIT 3.1(ii)

                                    AMENDMENT


                          TO ARTICLES OF INCORPORATION

                                       OF

                              PREMIER BRANDS, INC.



         In accordance with Sections 16-10a-1003 and 16-10a-1006 of the Utah Revised Business Corporation Act, Premier Brands, Inc., a Utah Corporation (the "Corporation"), does hereby adopt the following amendment (the "Amendment") to the Articles of Incorporation.

1. The Corporation's Articles of incorporation are hereby amended to add a new Article XIII, which shall be and read as follows:


                                  ARTICLE XIII

                      SHAREHOLDER ACTION WITHOUT A MEETING

                  Pursuant to Sections 16-10a-704 and 16-10a-1704(4) of the Utah Revised Business Corporation Act, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.

2. Except as specifically provided herein, the provisions of the Corporation's Articles of Incorporation shall remain unamended and shall continue in full force and effect.

3. By execution of this Amendment to the Articles of Incorporation, the President and Secretary of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was adopted as an Amendment to the original Articles of Incorporation of the Corporation by the shareholders of the Corporation at a Special Meeting of the shareholders held on September 16, 1998, pursuant to proper notice. As of August 26,1998, the record date for the Shareholder action, there were 1,641,254 shares of the Corporation's Common Stock issued and outstanding, of which 851,056 shares of the Corporation's Common Stock (or, 52%) were present and voted for the adoption of the foregoing Amendment to the Articles of Incorporation, and no shares were voted against the Amendment.


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DATED: as of the 16th day of September 1998.


                                          PREMIER BRANDS, INC.


                                          /s/ Igor Fruman
                                          -----------------
                                          Igor Fruman
                                          President

ATTEST:


/s/ Vyacheslav Fruman
-----------------------
Vyacheslav Fruman
Secretary








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